Praxis Precision Medicines Incorporated One Broadway, 16th Floor, Cambridge, MA 02142 www.praxismedicines.com

July 26, 2022

Re: Transition of Employment
Dear Bernard:
This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding the transition of your employment with Praxis Precision Medicines, Inc. (the “Company”) into a strategic advisory role.
1.    Current Employment. As of August 1, 2022 (the “Effective Date”), your employment with the Company will end and you will cease to serve as the Company’s Chief Medical Officer and, as of the Effective Date, you hereby resign from any other position you may hold as a director, officer or employee of the Company or any of its subsidiaries. Prior to the Effective Date, you will remain eligible for leave of absence for family medical issues in accordance with the Company’s policies.
2.    Subsequent Consulting Period. Provided that you remain employed by the Company until the Effective Date, upon the Effective Date, you will become a consultant to the Company for the period beginning on the Effective Date and ending on May 1, 2023 (the “Consulting Period”). During the Consulting Period, you will act as a strategic advisor to the Company’s executive leadership team and will advise on critical strategic issues (the “Consulting Services”). You agree to provide the Consulting Services on a part-time, non-exclusive basis as requested by the Company, subject to your obligations described in Section 7(b).
3.    Consulting Fee and Benefits. In consideration for and subject to you rendering the Consulting Services during the Consulting Period, the Company will pay and provide you with the following compensation and benefits (collectively, the “Consulting Fee and Benefits”):
(i)    Cash Payment. You will receive a cash payment equal to $373,688 (the “Cash Payment”), which will be paid in equal instalments on the Company’s regular payroll schedule over the Consulting Period.
(ii)    Equity Awards. Your outstanding stock options and restricted stock units in the Company outstanding as of the Effective Date will remain outstanding and continue to vest subject to your provision of Consulting Services during the Consulting Period, subject in all other respects, to the existing terms thereof, including the applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such stock options and restricted stock units, as applicable.
(iii)    Health Benefits Continuation. During the Consulting Period, you will continue your participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) at the same cost to you as of immediately prior to the Effective Date;

provided, however, that in the event continuation of such benefits is not permitted under such plan or applicable law and subject to your timely election of continued coverage under COBRA, the Company will pay the Company’s portion of your COBRA premiums, equal to the percentage of health premiums paid by the Company immediately prior your termination of employment. Such health plan continuation coverage or COBRA continuation coverage, as applicable, will end on the earliest to occur of: (A) the termination of your Consulting Services; (B) the date you become eligible for group health insurance coverage through a new employer; or (C) in the case of COBRA continuation coverage, the date you cease to be eligible for COBRA continuation coverage for any reason, including as a result of plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the such continuation period, you must immediately notify the Company of such event.
(iv)    Expenses. During the Consulting Period, you will be reimbursed for all reasonable and direct out-of-pocket expenses incurred in connection with the performance of your Consulting Services subject to and consistent with the applicable policies of the Company. As a condition to the reimbursement of such expenses, no later than the end of the Consulting Period, you will furnish to the Company all receipts and invoices for reimbursable expenses incurred.
4.    Independent Contractor Status. Your status during the Consulting Period will be that of an independent contractor and not for any purpose that of an employee or agent with authority to bind the Company or any of its affiliates in any respect. There will not be implied by this Agreement any relationship between you and the Company or its affiliates of employer-employee, partnership, joint venture, principal and agent or the like. In addition, during the Consulting Period you will not be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of the Company or its affiliates or receive any other benefits or conditions of employment available to employees of the Company or its affiliates as a result of this Agreement and your services hereunder except as provided under Section 3(iii) hereof.
5.    Taxes. The Company will not withhold or deduct from any amounts payable in respect of the Consulting Services any income taxes or other employment taxes of any other nature on your behalf. You will be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to you in respect of the consulting services and will hold the Company, its affiliates and their respective directors, officers and employees harmless from any liability arising from your failure to comply with the foregoing provisions of this sentence.
6.    Release. Your receipt of the Consulting Fee and Benefits is subject to your timely execution, no earlier than one (1) day after the Effective Date, and non-revocation and effectiveness, of the Company’s standard release of claims.
7.    Complete Agreement; Survival. (a) Subject to Section 7(b) hereof, this Agreement constitutes the entire agreement between you and the Company regarding your employment or the cessation thereof, or the other matters contemplated herein, and is the complete, final and exclusive embodiment of the intent of the agreement of the parties hereto and supersedes all prior agreements between the parties hereto concerning such subject matter, including (i) the Amended and Restated Employment Agreement, dated as of October 20, 2020 and (ii) the Retention Incentive Award Letter Agreement, dated August 30, 2021, in each case, between you and the Company.
(b)    To protect the Company’s legitimate business interests, you executed the Employee Confidentiality, Assignment and Nonsolicitation Agreement on March 5, 2019 and a Non-

Competition Agreement on October 14, 2020. Notwithstanding Section 7(a) hereof, you acknowledge and agree that each of such agreements will continue in full force and effect in accordance with their respective terms, and you will abide by their respective terms at all times.
8.    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

PRAXIS PRECISION MEDICINES, INC.
By: /s/ Marcio Souza
Name: Marcio Souza
Title: Chief Executive Officer

Accepted and Agreed:

/s/ Bernard Ravina
BERNARD RAVINA

Dated: July 26, 2022